                                                                 Exhibit (d)(vi)

                       AMENDMENT TO SUBADVISORY AGREEMENT

      This AMENDMENT TO SUBADVISORY AGREEMENT (the "Amendment") is effective as of October 3, 2005 by and between AIG SUNAMERICA ASSET MANAGEMENT CORP. (formerly known as SunAmerica Asset Management Corp.), a Delaware corporation (the "Adviser"), and COLUMBIA MANAGEMENT ADVISORS, LLC, (formerly known as Banc of America Capital Management, LLC), a Delaware limited liability company (the "Subadviser").

                                   WITNESSETH:

      WHEREAS, the Adviser and Seasons Series Trust, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

      WHEREAS, the Adviser and Subadviser are parties to that certain Subadvisory Agreement dated February 14, 2005 (the "Subadvisory Agreement"), with respect to the Trust; and

      WHEREAS, the parties wish to amend the Subadvisory Agreement as set forth below; and

      NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

      1. Schedule A to the Subadvisory Agreement is hereby amended to reflect the amended fees with respect to the Seasons Series Trust Cash Management Portfolio. The revised Schedule A is also attached hereto.

                                           Fee Rate
                               (as a percentage of the average
                               daily net assets the Subadviser
Portfolio(s)                       manages in the portfolio)
-------------------------     --------------------------------
Cash Management Portfolio            [Confidential]

      2. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

      3. FULL FORCE AND EFFECT. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

      4. MISCELLANEOUS. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

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

      IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

AIG SUNAMERICA ASSET MANAGEMENT CORP.          COLUMBIA MANAGEMENT ADVISORS, LLC

By: /s/ PETER A. HARBECK                       By: /s/ FREDERICK R. BERRETTA
    ----------------------------                   -----------------------------
Name:  Peter A. Harbeck                        Name:  Frederick R. Berretta
Title: President and Chief Executive Officer   Title: Managing Director

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